Exhibit 10.11

Cellia Habita, M.D., Ph.D.             March 1, 2004
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Dear Dr. Habita,

Thank you for your interest in working for us. This letter is to confirm our offer to you to join ADVENTRX Pharmaceuticals as a full-time employee as of Monday, March 8, 2004.

You will begin employment as Vice President, Clinical and Medical Affairs, reporting directly to me, at a starting salary of $160,000.00 annually, paid every two weeks on the 1st and 15th of each month. You may elect to participate in the Employee Benefits Program for Healthcare coverage, which is completely paid for by the Company (current annual cost of $16,000.00 for medical and dental). You will receive a performance review on an annual basis, which will be based upon an assessment of your ability to achieve agreed upon goals and the extent of your contribution to the overall organization. Employment is on an at-will basis.

You will be responsible for conducting Clinical and Medical activities both internally, and externally to implement our development and clinical programs to further our preclinical and clinical projects. You will take primary responsibility for regulatory submissions. A key responsibility will be to develop a plan and implementation schedule for submitting and obtaining European approval for clinical program testing. You will assist in efforts that will result in speaking engagements at clinical meetings, assist in the development of research and clinical protocols and lend assistance on marketing and technical materials for the Company. You will also be expected to assist in technical searches, R&D planning, technology assessments and marketing research.

You will be awarded 100,000 stock options, under the currently approved Employee Stock Option Program of ADVENTRX, at a price of $1.50 per share. The first 30,000 options will vest at signing of this offer letter and commencement of work. The second 30,000 will vest at the first anniversary of your employment and the remaining options will vest on your second anniversary. There will also be the possibility to receive additional stock options in the future based upon your performance and the overall success of the Company. Your Non Statutory Stock Option Agreement is attached. It is subject to acceptance of your employment offer and approval by the Board of Directors.

You are entitled to 4 weeks paid vacation per year. You will also have time off on holidays with full pay. In addition, based upon hours worked and expected fluctuations in schedules, you will receive comp time based upon my recommendation and corporate approval.

In your new capacity you will play an instrumental role in the future success of the Company, as we move from our preclinical to clinical development status.

Please sign both copies of this letter with your acceptance and return one in the envelope provided.

Sincerely,

/s/ JOAN M. ROBBINS

Joan M. Robbins, Ph. D
Chief Technical Officer

/s/ CELLIA HABITA

Acceptance - Cellia Habita, M.D., Ph.D. - date signed